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                               [LETTERHEAD OF STI]

                                 August 6, 2004

 VIA FEDERAL EXPRESS                                 PRIVILEGED AND CONFIDENTIAL

Mr. M. Peter Thomas
1547 Edison Street
Santa Ynez, CA 93460

Dear Mr. Thomas:

      This letter is to inform you that, subject to your agreement to the undertakings described below, Superconductor Technologies Inc. ("STI") intends, to the maximum extent permitted by the Bylaws of STI (as restricted by applicable law), to advance your reasonable defense expenses (including attorneys' fees) incurred in connection with the following litigations (including any related litigations which are subsequently filed) brought in the United States District Court for the Central District of California (the "Actions"):

      Backhaus v. Superconductor Technologies Inc.., et al., CV 04-2680 Goldfine
      v. Superconductor Technologies Inc.., et al., CV 04-2848 Alvarez v. Superconductor Technologies Inc.., et al, CV 04-2927

      This letter is also intended to confirm that you in good faith believe that you meet the standard of conduct necessary for indemnification under
Section 145 of the Delaware General Corporation Law - that to the extent of your involvement in any matters that are the subject of any of the Actions, you acted in good faith and in a manner you reasonably believed to be in or not opposed to the best interests of STI. Section 145(e) and STI's Bylaws require that, should it ultimately be determined that you are not entitled to be indemnified by STI as authorized by those provisions, any advance payments made by STI on your behalf in connection with any of the Actions as to which such a determination is made must be repaid by you to STI.

      Accordingly, you undertake to repay all amounts paid or reimbursed by STI on your behalf in connection with the Actions if it shall ultimately be determined that, with respect to the subject matter of the Actions, you are not entitled to be indemnified. You further agree that, by advancing defense expenses on your behalf, STI does not waive or limit any right to recoupment of such expenses from any insurance policies which may be applicable. STI acknowledges that you are not waiving any rights you may have to indemnification under applicable corporate, employment or other laws.

      Please acknowledge your agreement with the foregoing by signing and returning the enclosed copy of this letter.

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                                                Very truly yours,

                                                SUPERCONDUCTOR TECHNOLOGIES,
                                                INC.
                                                a Delaware corporation

                                                By: Martin S. McDermut

Acknowledged and agreed:

______________________________                  Date:__________________________
M. Peter Thomas

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